Exhibit 10.20

INDEPENDENT DIRECTOR AGREEMENT

INDEPENDENT DIRECTOR AGREEMENT, entered into on January 29, 2018 and effective as of December 29, 2017 (this “Agreement”), by and between Aerkomm Inc., a Nevada corporation (the “Company”) and [*], an individual residing at [*] (the “Director”).

RECITALS

WHEREAS, the Company desires to appoint the Director to serve on the Company’s board of directors (the “Board”) and the Director desires to accept such appointment to serve on the Board; and

WHEREAS, the Director may be appointed as a member of one or more committees of the Board; and

WHEREAS, the Director may also be appointed to serve as Chairman of one or more committees of the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board, as a member of such Committees of the Board to which he may be appointed from time to time and as Chairman of one or more committees to which he may be appointed in such capacity from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1. Term. The Company hereby appoints the Director, and the Director hereby accepts such appointment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such appointment shall commence upon December 29, 2017 (the “Commencement Date”) and shall expire one (1) year from the Commencement Date (the “Expiration Date”), unless terminated prior to the Expiration Date pursuant to the Director’s earlier resignation or removal from office in accordance with the Company’s then current Articles of Incorporation, as may be amended from time to time. In the event that the Director’s successor has not been elected and qualified as of the Expiration Date, the Director shall continue to serve hereunder until such successor has been duly elected and qualified.

2. Compensation. In exchange for the Director’s service as (a) a member of the Board, (b) a member of each committee of the Board to which he may be appointed, and (c) Chairman of each committee of the Board to which he may be appointed, the Company agrees to compensate the Director, and the Director agrees to accept the following compensation, subject to the terms herein:

(i) Cash Compensation. The Director shall receive an annual cash compensation fee (the “Annual Fee”) in an aggregate amount of $20,000, which Annual Fee shall be paid to the Director in four equal installments no later than the fifth business day following the end of each calendar quarter commencing in the first quarter following the closing of the Company’s 2018 Public Offering under the S-1 Registration Statement (the “S-1 IPO Offering”); and

(ii) Chairperson of the Compensation Committee. For serving as Chairperson of the [*] Committee, the Director shall receive an additional annual cash compensation fee of $5,000, to be paid no later than the fifth business day following the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 1-K (or Form 10-K, as applicable); and

(iii) Equity Compensation. Upon execution of this agreement, the Director shall be entitled to receive an initial stock option (the “Initial Award”) to purchase 20,000 shares of the Company’s common stock. If the Director is still a member of the Board immediately following each annual meeting of the Company’s stockholders and will continue to serve as a non-employee director immediately following such annual meeting, the Director shall be automatically granted an option (a “Subsequent Award”) to purchase 20,000 shares of the Company’s common stock on the date of each such annual meeting. The per share exercise price of each option granted to the Director shall equal 100% of the fair market value (as defined by the Board) of a share of common stock on the date the option is granted. The Initial Award shall vest and become exercisable immediately on the date of grant. Each Subsequent Award shall vest and become exercisable in twelve (12) equal monthly installments over the first year following the date of grant, subject to the Director continuing in service on the Board through each such vesting date. The term of each stock option granted to the Director shall be ten (10) years from the date of grant.

In the event that the Director serves less than a full year on the Board, the Company shall only be obligated to pay the pro rata portion of such Annual Fee to the Director for his services performed during such year. Furthermore, the vesting of the Option shall not accelerate in the event the Director serves less than a full year on the Board.

3. Directors and Officers Insurance. The Company agrees to purchase a Directors and Officers Liability Insurance Policy with coverage up to an aggregate maximum of $3,000,000 (three million dollars) commencing promptly following the final closing of the Company’s S-1 IPO Offering

4. Independence. The Director acknowledges that his appointment hereunder is contingent upon the Board’s determination that he is “independent” with respect to the Company, as such term is defined by Section 5605 of the Nasdaq Stock Market’s Listing Rules, and that his appointment may be terminated by the Company in the event that the Director does not maintain such independence.

5. Duties. The Director shall exercise his powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a) Conflicts of Interest. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee and proceed as directed by such committee or the Board, as applicable.

(b) Corporate Opportunities. Whenever the Director becomes aware of a business opportunity, related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee and proceed as directed by such committee.

(c) Confidentiality. The Director agrees and acknowledges that, by reason of the nature of his duties as Director, he will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of his relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Director or his representatives; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in his possession, custody or control, but his obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

(d) Non-competition and Non-solicitation. The Director agrees that commencing on the Commencement Date and for a period of one year after the Expiration Date, the Director will not, either individually or as owner, partner, agent, employee, or consultant, engage in any activity that competing with the Company directly or indirectly, and will not on his own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Company or any of its affiliates who was actively employed by the Company or an affiliate during the term of this Agreement without regard to whether that employee has subsequently terminated his or her employment with the Company. The Director may continue to engage in any activities for third parties so long as such activities exclude the dissemination or disclosure of the Company’s Confidential Information. If at any time during the term of this Agreement there is doubt as to whether the Director’s professional activities comport with the terms of this Section 4(d), the Director must obtain consent from the Company in order to engage in the relevant activity, which consent will not be unreasonably withheld.

6. Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred by him in connection with his positions as a member of the Board and for his services as a member of each committee of the Board to which he may be appointed.

7. Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Headings And Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

12. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Miscellaneous. This Agreement shall be construed under the laws of the State of Nevada, without application to the principles of conflicts of laws. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the day and year first above written.

Aerkomm Inc., a Nevada corporation	Director:

By:	By:
Name: Jeffrey Wun	Name:
Title: Chief Executive Officer